PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal First Quarter 2014 Financial Results

AUSTIN, Texas – March 6, 2014 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, reported financial results for its fiscal first quarter ended January 31, 2014.

Revenue for fiscal Q1 2014 was $4.1 million, an increase of 16 percent from $3.6 million in the same quarter a year ago. The increase is primarily attributable to an increase in IP license, royalty and other revenue. Gross profit for fiscal Q1 2014 was $3.5 million, or 85 percent of total revenue, as compared to $2.6 million or 73 percent of total revenue in the same quarter a year ago.

Operating expenses for fiscal Q1 2014 totaled $3.9 million as compared to $5.7 million in the same period a year ago, a decrease of 31 percent, primarily due to our reduction in force in October 2013.

The Company improved its loss from operations to $(395,000) in the quarter from $(3.1) million in the same quarter of 2013. The Company also recorded a $1.1 million gain on the termination of a previous service contract, resulting in income before interest and derivative expense of $655,000 in fiscal Q1 2014 compared to a loss of $(3.1) million in the same quarter a year ago.

Net loss available to common stockholders for fiscal Q1 2014 totaled $(3.5) million or $(0.28) loss per share, compared to a net loss available to common stockholders of $(3.1) million or $(0.27) loss per share in the same quarter a year ago. Approximately $(3.4) million of the loss is attributable to the change in value of derivative instruments as a result of fluctuations in our stock price. These derivative instruments are marked to market each quarter and a change in the value of the derivative instruments may cause fluctuations in our net loss per share from quarter to quarter until the ratchet on our Series F preferred stock and warrants expires in March.

At January 31, 2014, cash and cash equivalents increased $0.2 million to $8.0 million from $7.8 million in the previous quarter.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “I’m pleased with the progress we’re making toward generating positive cash flow from operations in 2014. We continue to believe the untapped potential for our products and patents offers tremendous upside for the company and for our shareholders.”

Conference Call Information

Crossroads will hold a conference call on Thursday, March 6, 2014 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., and CFO Jennifer Crane will host the call. A question and answer session will follow management's presentation.

Date: Thursday, March 6, 2014

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (877) 221-8809

International: (706) 679-8667

To access the live or recorded webcast, visit:

http://us.meeting-stream.com/crossroadssystemsinc_030614

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be available via the company's website in the Investor Relations Events & Presentations section. For more information and to view recent press releases, visit www.crossroads.com.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2014 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 31,	January 31,
ASSETS	2013	2014
		(Unaudited)
Current assets:
Cash and cash equivalents	$7,795	$7,998
Accounts receivable, net of allowance for doubtful
accounts of $94 and $100, respectively	2,301	3,001
Inventory	313	323
Prepaid expenses and other current assets	694	628
Total current assets	11,103	11,950

Property and equipment, net	1,031	841
Other assets	256	180
Total assets	$12,390	$12,971

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,066	$904
Accrued expenses	2,095	1,394
Deferred revenue	1,090	1,215
Current portion of long term debt, net of debt discount	1,605	2,763
Total current liabilities	5,856	6,276

Long term debt, net of debt discount	6,984	5,902
Long term derivative liability	772	3,957
Other long term liabilities	299	384

Commitments and contingencies	-	-
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
4,231,154 and 3,783,697 shares issued and outstanding, respectively, net	6,394	5,720

Stockholders' deficit:
Common stock, $0.001 par value, 75,000,000 shares authorized,
11,949,937 and 12,883,023 shares issued and outstanding, respectively	12	13
Additional paid-in capital	208,702	211,044
Accumulated other comprehensive loss	(51)	(50)
Accumulated deficit	(216,578)	(220,275)
Total stockholders' deficit	(7,915)	(9,268)
Total liabilities and stockholders' deficit	$12,390	$12,971

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended
	January 31,
	2013	2014

Revenue:
Product	$1,918	$1,230
IP license, royalty and other	1,633	2,895
Total revenue	3,551	4,125

Cost of revenue:
Product	194	236
IP license, royalty and other	754	383
Total cost of revenue	948	619

Gross profit	2,603	3,506

Operating expenses:
Sales and marketing	1,960	1,032
Research and development	2,857	1,531
General and administrative	876	1,338

Total operating expenses	5,693	3,901

Loss from operations	(3,090)	(395)
Gain on settlement	-	1,050
(Loss) income before interest and derivative expense	(3,090)	655

Other expense:
Interest expense	(54)	(587)
Change in value of derivative liability	-	(3,400)
Other expense	(1)	-
Net loss	$(3,145)	$(3,332)

Dividends attributable to preferred stock	$-	$(155)
Net loss available to common stockholders, basic and diluted	$(3,145)	$(3,487)
Net loss per share available to common stockholders,
basic and diluted	$(0.27)	$(0.28)

Shares used in computing net loss per share:
Available to common stockholders, basic and diluted	11,819,003	12,368,715

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended
	January 31,
	2013	2014

Cash flows from operating activities:
Net loss	$(3,145)	$(3,332)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	201	198
Loss on change in value of derivative liability	-	3,400
Amortization of debt discount	-	341
Stock-based compensation	383	548
Provision for doubtful accounts receivable	(5)	6
Changes in assets and liabilities:
Accounts receivable	570	(707)
Inventory	(29)	(10)
Prepaid expenses and other assets	(37)	45
Accounts payable	(102)	(161)
Accrued expenses	(706)	(606)
Deferred revenue	264	213
Net cash used in operating activities	(2,606)	(65)
Cash flows from investing activities:
Purchase of property and equipment	(119)	(9)
Net cash used in investing activities	(119)	(9)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	2	488
Repayment of debt	(1,720)	(208)
Net cash (used in) provided by financing activities	(1,718)	280

Effect of foreign exchange rate on cash and cash equivalents	4	(3)
Net (decrease) increase in cash and cash equivalents	(4,439)	203
Cash and cash equivalents, beginning of period	6,895	7,795
Cash and cash equivalents, end of period	$2,456	$7,998

Supplemental disclosure of cash flow information:

Cash paid for interest	$45	$256
Cash paid for income taxes	$1	$-

Supplemental disclosure of non cash financing activities:

Conversion of preferred stock to common stock	$-	$674
Common stock dividends issued to preferred shareholders	$-	$366
Conversion of derivative liability to equity	$-	$215